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                                                                      EXHIBIT 99

                [BANK ONE CORPORATION PRESS RELEASE LETTERHEAD]


FOR IMMEDIATE RELEASE

                        BANK ONE CORPORATION ANNOUNCES
                    REDUCED EARNINGS EXPECTATIONS FOR 1999

CHICAGO, August 24, 1999 -- BANK ONE CORPORATION (NYSE: ONE) today announced that, based on a revised outlook for the second half, it anticipates full-year 1999 operating earnings per share to be between $3.60-$3.65. While down 7%-8% from current market estimates, this would be 11%-12% above 1998's operating earnings.

The revised earnings outlook is entirely the result of a recent change in the growth and margin prospects for First USA, the Corporation's credit card unit. The factors driving this change include:

 . Acceleration in underlying trends for credit cards, specifically slower industry growth and increased competition.

 .  Selected First USA-specific factors including:

     .  Lower relative marketing investment.

     .  Higher than anticipated account attrition.

     .  Specific pricing initiatives.

This revision represents a resetting of the Corporation's base earnings level because of the lower credit card profit contribution now anticipated for the second half of 1999. The Corporation's earnings growth rate today is less than 15% given the current business mix and related returns.

"We are clearly disappointed in this earnings estimate revision," said John B. McCoy, president and chief executive officer. "We believe we are taking appropriate actions to generate solid returns and growth in the credit card business. Our commitment to the credit card business, its management, the business model, and our card customers remains as strong as ever. Further, we will continue to develop additional growth opportunities, including expanded consumer lending opportunities in the home equity market and broadened delivery channels with our Internet offerings."

The merger integration, including activities related to the credit card business, remains on plan and unaffected by these developments. The Corporation still expects to achieve the full $1.2 billion in targeted merger-related synergies, including expense savings. All of the Corporation's other lines of business are achieving their 1999 targeted rates of growth and return.

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"In the recent past and continuing today," said Richard W. Vague, chairman and chief executive officer of First USA, "we have witnessed a significant acceleration in competition, including increased mail solicitation volumes and more aggressive introductory rate programs. These issues, along with tightened underwriting standards and higher attrition, have made it more difficult to grow outstandings at targeted levels."

To address these issues, the credit card unit has taken several steps including:

 .  Modified the pricing structure of new solicitation programs.

 . Allocated additional marketing and staff resources to improve customer retention.

 .  Identified additional operating expense efficiency opportunities.

To discuss these developments, management will host an investor/analyst meeting and conference call tomorrow, August 25, 1999, in New York City at 8:00am (EDT). The meeting will be held in the Tower Room on the 50th floor of the Equitable Building, 787 Seventh Avenue, New York, New York 10019. The telephone number to participate in the conference call is 888-733-1675 (domestic) or 212-346-6476 (international), access code 13008562. A copy of the presentation will be available after 7:15am (EDT) August 25, 1999, on the Internet at www.bankone.com or through fax-on-demand at 877-ONE-FACT. A playback of this conference call will be available after 10:30am (EDT) on Wednesday, August 25, 1999, through 6:00pm (EDT) on Friday, September 10, 1999. The playback is available by dialing 800-633-8284 (domestic) or 619-812-6440 (international), access code 13008562.

BANK ONE CORPORATION, headquartered in Chicago, is the nation's fifth largest bank holding company, with assets of more than $256 billion. Bank One offers a full range of financial services to commercial and business customers and consumers. It is the world's largest VISA issuer, the third largest bank lender to small businesses, a leading national automotive lender, and one of the top 25 managers of mutual funds. A leader in the retail market, Bank One operates approximately 1,900 banking centers and a nationwide network of ATMs. In addition, it is a major commercial bank in the United States and in select international markets.


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Media Contact:
Thomas A. Kelly        (312) 732-7007

Investor Contacts:
Jay S. Gould           (312) 732-5771


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Holly E. Hobson     (312) 732-5782
Sandra M. Catanzaro (312) 732-8013








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